Exhibit 10.5


                          GULF EXPLORATION CONSULTANTS, INC.
                                 10 Rockefeller Plaza
                                      Suite 1012
                              New York, New York  10020


                                        July 10, 1996


          Osprey Investments, Inc.
          One Independent Drive
          Suite 2201
          Jacksonville, Florida  32202
          Attn:  Bruce Smathers, President

          Gentlemen:

                    This letter sets forth the terms of the understanding between Gulf Exploration Consultants, Inc., a Delaware corporation ("GEC"), and Osprey Investments, Inc. ("Osprey") regarding certain loans made and to be made by Osprey to GEC, the proceeds of the new loans to be used by GEC for the payment of certain of its outstanding legal and accounting fees and for working capital.

                    1. Pursuant to Paragraph 1 of a Letter Agreement, dated as of December 22, 1995 (the "Letter Agreement"), among GEC, Osprey, Dennis Mensch and Minmet plc, a republic of Ireland corporation, Osprey agreed to lend to GEC one-half of the funds as necessary to pay 74.6% of the total accounting and legal fees of GEC existing at November 15, 1995 or $31,732 upon the consummation of a Recapitalization (as defined in the Letter Agreement). The Recapitalization became effective on June 17, 1996.

                    2. In order to fulfill its obligations under the Letter Agreement, Osprey is loaning GEC $15,866 on the following terms: (i) $5,000 upon the execution of this letter agreement, and (ii) the remaining $10,866 in five monthly installments of $2,173.20 payable on the first day of each month commencing with the first payment on August 1, 1996 and ending with the last payment on December 1, 1996. All amounts loaned to GEC pursuant to this paragraph shall become due and payable by GEC on July 1, 1997, together with interest on the outstanding principal amount at the rate of 7% per annum provided, however, that GEC shall prepay all amounts advanced to it immediately upon the acquisition by any person through a business combination or otherwise of a controlling interest in GEC, all as set forth in the new note (the "Note") attached hereto.

                    3. In order to provide GEC with a portion of its working capital sufficient to fund GEC until an appropriate business opportunity is found and a business combination related thereto is effected, Osprey agrees to lend GEC an additional $10,000 on the following terms: (i) $5,000 upon execution of this letter agreement, and (ii) any and all of the balance as requested by the Board of Directors of GEC. All amounts loaned pursuant to this paragraph shall be added to the principal amount of the Note. If GEC thereafter requires additional funds for working capital purposes, Osprey may loan such additional funds to GEC to the extent that Osprey and GEC agree to such additional loans.

                    4. GEC acknowledges receiving from Osprey the return of the GEC promissory note, dated February 21, 1995, in the principal amount of $100,000 (the "Original Note"). GEC agrees to promptly instruct its transfer agent to issue to Osprey a certificate for 438,040 shares (the "Shares") of GEC Common Stock, as provided for in the Letter Agreement in exchange for the Original Note.

                    5. GEC represents that there is no proceeding pending or, to the knowledge of GEC, threatened against GEC, which, if adversely determined, would have a material adverse effect on GEC's ability to perform its obligations hereunder or under the Note.

                    6. Osprey acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, and that the certificates for the Shares will contain restrictive legends and stop orders against the Shares referring to the restrictions on sale or transfer thereof under such Act. Osprey represents that it is aware of the current operations, prospects and financial condition of GEC as described in GEC's Proxy Statement, dated June 6, 1996, Annual Report on Form 10-K for the year ended December 31, 1995 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

                    7. Osprey acknowledges that GEC has not taken the actions described under the captions "Convertibility of Preferred Stock," "Issuance of Preferred," "The Recapitalization," and "The Placement" of the Term Sheet delivered to Osprey on or before Osprey's acquisition of the Original Note (the "Term Sheet"). In consideration of the issuance to Osprey of the Shares, Osprey hereby waives any claims or demands that it may have against GEC, its officers, directors, employees, agents and representatives with respect to any rights to Preferred Stock of GEC that it may have had under its subscription for the Original Note or the Term Sheet.

                    8. This letter agreement shall be governed by the laws of the State of New York.

                    9. This letter agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, superseding all prior written or oral agreements, and cannot be amended, modified or terminated except pursuant to a writing executed by the parties hereto.

                    10. This letter agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

                    Please confirm that this letter correctly sets forth our agreement with respect to the matters stated herein by signing, dating and returning this letter to us.

                                        Very truly yours,

                                        GULF EXPLORATION CONSULTANTS,
                                         INC.

                                        By:  /s/ L. George Rieger
                                           -------------------------------
                                            Name:  L. George Rieger
                                            Title: President

          AGREED AND ACCEPTED THIS
          10TH DAY OF JULY, 1996

          OSPREY INVESTMENTS, INC.

          By: /s/ Bruce Smathers
             ---------------------------
             Name:   Bruce Smathers
             Title:  President